As filed with the Securities and Exchange Commission on May 11, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

XL GROUP
Public Limited Company
(Exact name of registrant as specified in its charter)

Ireland	98-0665416
(State or other jurisdiction of incorporation
or organization)	(I.R.S. Employer Identification Number)

No. 1 Hatch Street Upper, 4th Floor	Puglisi & Associates
Dublin 2	850 Library Avenue, Suite 204
Ireland	Newark, Delaware 19711
+353 (1) 405-2033	(302) 738-6680

(Address of Principal Executive Offices)	(Name, address, including zip code, and telephone
number, including area code, of agent for service)

XL Group plc 1991 Performance Incentive Program
(as amended and restated on May 6,2011)
XL Services UK Limited Profit Sharing Scheme
(Full title of plans)

Copies to:

Kirstin Romann Gould, Esq. Executive Vice President, General Counsel and Secretary XL Group Public Limited Company No. 1 Hatch Street Upper, 4th Floor Dublin 2 Ireland +353 (1) 405-2033	John J. Schuster, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005-1702 (212) 701-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company
☒	☐	☐	☐
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

XL Group plc 1991 Performance Incentive Program (as amended and restated on May 6, 2011), Ordinary Shares (par value US$0.01 per share)	13,000,000 shares (2)	$23.60	$306,735,000	$35,611.93

XL Services UK Limited Profit Sharing Scheme, Ordinary Shares (par value US$0.01 per share)	30,000 shares (3)	$23.60	$708,000	$82.20

(1)

Plus such additional number of Ordinary Shares as may be issued under the XL Group plc 1991 Performance Incentive Program (as amended and restated on May 6, 2011) in the event of a share dividend, recapitalization, share split, reverse split, reorganization, merger, amalgamation, consolidation or other similar dilutive event.

(2)	Represents an additional 13,000,000 Ordinary Shares issuable under the XL Group plc 1991 Performance Incentive Program (as amended and restated on May 6, 2011).

(3)	Represents 30,000 Ordinary Shares that may be sold under the XL Services UK Limited Profit Sharing Scheme.

(4)

Pursuant to Rule 457(h)(1) under the Securities Act of 1933, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the registration fee have been calculated based on the basis of the average of the high and low prices reported for the Ordinary Shares reported on the New York Stock Exchange on May 6, 2011.

          This document is important and requires your immediate attention. If you are in any doubt as to what action you should take, you are recommended to immediately consult your stockbroker, bank manager, solicitor, fund manager or other appropriate financial adviser being, if you are resident in Ireland, an organization or firm authorized or exempted pursuant to the European Communities (Markets in Financial Instruments) Regulations 2007 (as amended), or the Investments Intermediaries Act 1995 (as amended) or, if you are in a territory outside Ireland, another appropriately authorized adviser.

          This document does not constitute a prospectus within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland or an offer to sell or an invitation to purchase or the solicitation of an offer to purchase securities. No offer of any securities of XL Group plc to the public is being made that requires the publication of a prospectus pursuant to Irish prospectus law (within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland) in general or in particular pursuant to the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland. This document has not been approved or reviewed by or registered with the Central Bank and Financial Services Authority of Ireland.

          This document does not constitute investment advice or the provision of investment services within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended) or otherwise. XL Group plc is not an authorized investment firm within the meaning of the European Communities (Markets in Financial Instruments) Regulations 2007 of Ireland (as amended), and the recipients of this document should seek independent legal and financial advice in determining their actions in respect of or pursuant to this document.

EXPLANATORY NOTE

          We are filing this Registration Statement to register an additional (i) 13,000,000 of the Company’s Ordinary Shares, par value $0.01 per share (the “Shares”), that may be acquired by Company employees under the amended and restated XL Group plc 1991 Performance Incentive Program (the “Program”), and (ii) 30,000 of the Shares, that may be acquired by employees of the Irish branch of XL Services UK Limited, a wholly-owned United Kingdom subsidiary, under the XL Services UK Limited Profit Sharing Scheme.

          An increase of 13,000,000 in the number of Shares authorized for issuance under the Program was approved by the holders of our Shares at our 2011 annual general meeting held on May 6, 2011. The full text of the amended and restated Program is available on the Securities and Exchange Commission’s (the “Commission”) website as an appendix to our Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 7, 2011.

          We previously filed our Registration Statement on Form S-8 (File No. 333-161122), filed with the Commission on August 6, 2009, as amended by Post-Effective Amendment No. 1 to our Registration Statement on Form S-8, filed with the Commission on July 1, 2010 (the “Original Registration Statement”), covering an additional 13,500,000 Shares issuable under the Program. Pursuant to General Instruction E to Form S-8, the contents of the Original Registration Statement, including the periodic and current reports that we filed with the Commission after the effectiveness of the Original Registration Statement, are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Any items in the Original Registration Statement not expressly changed hereby shall be set forth in the Original Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

          The following documents filed by XL Group plc (“XL Group”) with the Commission are hereby incorporated by reference in this registration statement:

(i)	Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 25, 2011, as amended by Amendment No. 1 on Form 10-K/A filed on March 15, 2011;

(ii)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 9, 2011;

(iii)	Proxy Statement on Schedule 14A for the Annual General Meeting of Holders of Ordinary Shares of XL Group plc held on May 6, 2011 filed on March 7, 2011;

(iv)	Current Reports on Form 8-K filed on March 1, 2011, March 10, 2011, March 28, 2011, April 5, 2011 and May 11, 2011;

(v)

the description of XL Group’s ordinary shares included the Definitive Proxy Statement on Schedule 14A filed by XL Capital Ltd (XL Group’s predecessor issuer) on March 10, 2010, set forth in section “Description of XL Group plc Share Capital”, including any amendment or report filed for the purposes of updating such description.

          All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

          For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

          XL Group’s articles of association contains provisions with respect to indemnification of its officers and directors. The general effect of these provisions is to provide for indemnity for certain persons, including directors, the corporate secretary, committee members, persons holding executive or official positions with XL Group and employees, agents and persons acting in certain other capacities at the request of XL Group (indemnified persons) who are a party to actions, suits or proceedings against expenses and costs in connection with such actions, suits or proceedings if such indemnified person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of XL Group, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification is also excluded in circumstances where an indemnified person is adjudged liable for wilful neglect or default in performance of his duties unless a relevant court determines otherwise. Such indemnification is subject to board, shareholder or independent legal counsel approval in any given case and may include expense advancement in certain circumstances.

          The indemnification provisions are subject to limitations imposed by the Irish Companies Acts (the “Law”). The Law prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or corporate secretary where judgment is given in favor of the director or corporate secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or corporate secretary over and above the limitations imposed by the Law will be void, whether contained in its articles of association or any contract between the company and the director or corporate secretary. This restriction does not apply to executives who are not directors or the corporate secretary, or other persons who would not be considered “officers” within the meaning of that term under the Law, of XL Group.

          Additionally, XL Group Ltd. has entered into indemnification agreements (the “Indemnification Agreements”) with each of XL Group’s directors and its corporate secretary and a deed poll indemnity (the “Deed Poll”) as to the executives, directors and employees of XL Group (and its subsidiaries). The Indemnification Agreements and Deed Poll provide that XL Group Ltd. will indemnify the indemnitees to the fullest extent permitted by Cayman Islands law against claims related to each indemnitee’s service to (or at the request of) XL Group, except in certain circumstances, including (i) where payment is actually made or then due (A) by XL Group in its discretion, (B) under an insurance policy, (C) pursuant to an agreement between indemnitee and XL Group, XL Group Ltd. or other entity served by indemnitee at the request of XL Group or (D) under the governing documents of XL Group, XL Group Ltd. or other entity served by indemnitee at the request of XL Group; (ii) in connection with a proceeding initiated by indemnitee, unless such proceeding was authorized by XL Group Ltd.’s board of directors or falls within certain limited exceptions specifically provided for in the Indemnification Agreements; (iii) in connection with a proceeding brought by or in the name of XL Group, where the indemnitee is found, in a final and non-appealable judgment of a court of competent jurisdiction, to be liable for willful neglect or willful default in the performance of the indemnitee’s duty, unless a court of competent jurisdiction determines that the indemnitee is fairly and reasonably entitled to such payment. The Indemnification Agreements and Deed Poll also provide that any and all indemnifiable expenses shall, if so requested by the indemnitee, be advanced promptly as they are incurred, provided that the indemnitee must repay any such expense advance if it is determined in a final and non-appealable judgment of a court of competent jurisdiction that the indemnitee is not entitled to be indemnified against such expenses. Prior to seeking an indemnification payment or expense advance under the Indemnification Agreements, an indemnitee must request that XL Group consider in its discretion whether to make such indemnification payment or expense advance. In the event an indemnification or expense advance (or an undertaking to provide such indemnification or advance) is not received from XL Group within five business days of such request, the indemnitees will be eligible to receive such indemnification or expense advance from XL Group Ltd. pursuant to the terms of the Indemnification Agreement.

          XL Group’s directors and officers also are provided with indemnification against certain liabilities pursuant to a directors and officers liability insurance policy maintained by XL Group (or one of its subsidiaries).

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit Number		Description

4.1		Memorandum and Articles of Association of XL Group (incorporated by reference to Exhibit 3.1 to XL Group’s Current Report on Form 8-K, filed on July 1, 2010)
4.2

XL Group plc 1991 Performance Incentive Program (as amended and restated on May 6, 2011) (incorporated by reference to Appendix A to XL Group’s Proxy Statement on Schedule 14A for the Annual General Meeting of Holders of Ordinary Shares held on May 6, 2011, filed on March 7, 2011)

4.3	*	XL Services UK Limited Profit Sharing Scheme
4.4		Certificate of Incorporation of XL Group (incorporated by reference to Exhibit 3.2 to XL Group’s Current Report on Form 8-K, filed on July 1, 2010)
5.1	*	Opinion of A&L Goodbody
23.1	*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	*	Consent of A&L Goodbody (included as part of Exhibit 5.1)
24.1	*	Powers of Attorney (included on signature pages)
99.1	*	Acceptance of Appointment of Puglisi & Associates as U.S. Agent for Service of Process
99.2		“Description of XL Group plc Share Capital” (incorporated by reference to the section so entitled of XL Capital Ltd’s Definitive Proxy Statement on Schedule 14A, filed on March 10, 2010)

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment the-

reof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton and Country of Bermuda, on May 11, 2011.

XL GROUP PLC

By:	/s/ Irene M. Esteves

	Name:	Irene M. Esteves
	Title:	Executive Vice President and
Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael S. McGavick	Chief Executive Officer (Principal Executive Officer)	May 11, 2011
and Director
Name: Michael S. McGavick

/s/ Irene M. Esteves	Executive Vice President and Chief Financial Officer	May 11, 2011
(Principal Financial Officer and Principal Accounting Officer)
Name: Irene M. Esteves

*	Director and Chairperson of the Board of Directors	May 11, 2011

Name: Robert R. Glauber

*	Director	May 11, 2011

Name: Ramani Ayer

*	Director	May 11, 2011

Name: Dale R. Comey

*	Director	May 11, 2011

Name: Herbert N. Haag

*	Director	May 11, 2011

Name: Joseph Mauriello

*	Director	May 11, 2011

Name: Eugene M. McQuade

*	Director	May 11, 2011

Name: Clayton S. Rose

*	Director	May 11, 2011

Name: Ellen E. Thrower

*	Director	May 11, 2011

Name: John M. Vereker

*BY: /s/ Kirstin R. Gould	Attorney-in-Fact	May 11, 2011

Kirstin R. Gould

/s/ Donald J. Puglisi	Authorized U.S. Representative	May 11, 2011

Donald J. Puglisi, Puglisi & Associates

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of XL Group plc in their respective capacities set forth below constitutes and appoints Michael S. McGavick and Kirstin R. Gould, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign his or her name to this registration statement of XL Group plc, an Irish public limited company, on Form S-8 under the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder and any and all amendments (including any post-effective amendments thereto) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue hereof.

           This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Signature	Title	Date

/s/ Michael S. McGavick	Chief Executive Officer (Principal Executive Officer)	May 10, 2011
and Director
Name: Michael S. McGavick

/s/ Irene M. Esteves	Executive Vice President and Chief Financial Officer	May 6, 2011
(Principal Financial Officer and Principal Accounting Officer)
Name: Irene M. Esteves

/s/ Robert R. Glauber	Director and Chairperson of the Board of Directors	May 6, 2011

Name: Robert R. Glauber

/s/ Ramani Ayer	Director	May 6, 2011

Name: Ramani Ayer

/s/ Dale R. Comey	Director	May 6, 2011

Name: Dale R. Comey

/s/ Herbert N. Haag	Director	May 6, 2011

Name: Herbert N. Haag

/s/ Joseph Mauriello	Director	May 6, 2011

Name: Joseph Mauriello

/s/ Eugene M. McQuade	Director	May 6, 2011

Name: Eugene M. McQuade

/s/ Clayton S. Rose	Director	May 6, 2011

Name: Clayton S. Rose

/s/ Ellen E. Thrower	Director	May 6, 2011

Name: Ellen E. Thrower

/s/ John M. Vereker	Director	May 6, 2011

Name: John M. Vereker

EXHIBIT INDEX

Exhibit Number		Description

4.1		Memorandum and Articles of Association of XL Group (incorporated by reference to Exhibit 3.1 to XL Group’s Current Report on Form 8-K, filed on July 1, 2010)
4.2

XL Group plc 1991 Performance Incentive Program (as amended and restated on May 6, 2011) (incorporated by reference to Appendix A to XL Group’s Proxy Statement on Schedule 14A for the Annual General Meeting of Holders of Ordinary Shares held on May 6, 2011, filed on March 7, 2011)

4.3	*	XL Services UK Limited Profit Sharing Scheme
4.4		Certificate of Incorporation of XL Group (incorporated by reference to Exhibit 3.2 to XL Group’s Current Report on Form 8-K, filed on July 1, 2010)
5.1	*	Opinion of A&L Goodbody
23.1	*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	*	Consent of A&L Goodbody (included as part of Exhibit 5.1)
24.1	*	Powers of Attorney (included on signature pages)
99.1	*	Acceptance of Appointment of Puglisi & Associates as U.S. Agent for Service of Process
99.2		“Description of XL Group plc Share Capital” (incorporated by reference to the section so entitled of XL Capital Ltd’s Definitive Proxy Statement on Schedule 14A, filed on March 10, 2010)

* Filed herewith.